UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 21, 2009
Date of Report (Date of earliest event reported)

WSFS Financial Corporation
(Exact name of Registrant as specified in its Charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File No.)	(IRS Employer Identification No.)

500 Delaware Avenue, Wilmington, Delaware 19801
(Address of principal executive offices, including zip code)

(302) 792-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 – Financial Information

Item 2.06.	Material Impairments.

On January 21, 2009, in preparation of its year-end announcement of results of operations for the fourth quarter of 2008, WSFS Financial Corporation (“WSFS” or the “Company”) has reached certain preliminary determinations related to an increase in loan portfolio credit costs, as well as a decline in the value of certain assets. WSFS expects to announce 2008 fourth quarter and full-year results after the market closes on February 3, 2009. With these preliminary estimates, WSFS expects to report a loss for the fourth quarter of 2008, but a profit for the full year 2008. The following discussion presents the earnings impact of these estimates in pre-tax dollars.

Increase in loan portfolio credit costs

WSFS expects to record increased credit-related expenses in the fourth quarter of 2008. This expense includes approximately $14.9 million in its provision for loan losses and letter of credit contingency, explained below, and approximately $700,000 in additional write-downs of assets acquired through foreclosure (REO) resulting from updated appraisals and increased estimates of the net sales costs for these properties. These increased credit-related costs reflect a rapid deterioration in the economic environment during the fourth quarter, especially in the residential housing sector, which has caused decreases in appraised values, increased charge-offs and a general migration of loans to lower credit grades.

The $14.9 million figure is comprised of approximately the following:

•

$7.3 million in costs related to four large real estate construction projects. Prior to write-downs, outstanding balances on these projects totaled $30 million of WSFS’ $229 million construction and land development portfolio (which is 9.3% of the bank’s loan portfolio). Three of these projects are residential construction projects located in Pennsylvania and Delaware and the fourth is a golf course construction loan related to a residential subdivision project. Recent appraisals of the collateral underlying these projects indicated decreases in value. Each loan has been written down to the net realizable value of its underlying collateral;

•	$1.5 million attributed to reserves and contingencies for new loans and letters of credit;
•	$1.2 million in consumer credit losses taken during the fourth quarter of 2008;
•	$2.4 million in additional reserves related to reflect the effects of updated loss rate expectations on the consumer and mortgage portfolios; and
•	$2.5 million related to credit risk migration in the commercial loan portfolio, higher estimated reserves for economic conditions and, to a lesser extent, other credit-related adjustments.

Net charge-offs for the fourth quarter of 2008 are expected to be approximately $11.9 million, or 0.48% of net loans (not annualized). Of the $11.9 million, $8.4 million, or more than 70%, was related to the four large real estate projects described above. WSFS’ ratio of allowance for loan losses to total gross loans is expected to increase from 1.20% at September 30, 2008 to 1.26% at December 31, 2008. Non-performing assets are expected to decrease from $36.6 million to $34.7 million over the same period, aided by these charge-offs.

For the year ended December 31, 2008, WSFS expects net charge-offs to total approximately $17.1 million, or 0.69% of total loans, and its 2008 loan loss provision expense is expected to total approximately $23 million or 0.93% of total loans.

Reverse mortgage loans

As of December 31, 2008, WSFS continues to hold a residual interest in 21 whole-loan reverse mortgages that were not included in the 2002 sale of WSFS’ reverse mortgage portfolio. Changes in the present value of expected cash flows from this remaining portfolio are recorded through interest income. WSFS expects a decrease of approximately $1.0 million will be taken through interest income as a result of an annual revaluation of the homes securing these mortgages, consistent with decreases in home prices over the past year.

Other Non-cash adjustments

WSFS holds one security in its trading account and marks this security to market through earnings in accordance with GAAP. WSFS expects to record a $1.4 million charge related to the mark-to-market adjustment on the $12.4 million BBB+ rated mortgage backed security issued in connection with a 2002 reverse mortgage securitization. This decrease in value is the result of widening spreads for lower-rated investment securities in general. Due to seasoning of this security and significant over collateralization, WSFS expects to receive a full return of principal and interest if this security is held to maturity. This non-cash charge will be recorded as a decrease to non-interest income.

WSFS has conducted a goodwill impairment evaluation of all of its $15.7 million in intangible assets generated from acquisitions. While the majority of these analyses have been completed with no impairment identified, WSFS has not concluded its analysis of impairment for goodwill created through the acquisition of a majority stake in 1st Reverse Financial Services, LLC (1st Reverse). WSFS currently has $1.3 million in goodwill and other intangible assets recorded on its balance sheet related to the 1st Reverse acquisition. Such a charge, if any, would, by its nature, be a non-cash charge and would not affect WSFS’ tangible equity.

No other than temporary impairment (OTTI) of securities

WSFS has reviewed its entire securities portfolio with a carrying value of approximately $548 million, and does not expect to record any “other than temporary impairment” (OTTI) charges in this portfolio as of December 31, 2008. WSFS does not hold any: mortgage-backed securities collateralized by sub-prime mortgages, Freddie Mac or Fannie Mae preferred securities, trust preferred securities or common stock of other banks or thrifts.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:	None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WSFS FINANCIAL CORPORATION
Date: January 21, 2009	By:	/s/Stephen A. Fowle
Stephen A. Fowle Executive Vice President and Chief Financial Officer

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